Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284608

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 30, 2025)

$

Valero Energy Corporation

     % Senior Notes due 20

This is an offering of $    aggregate principal amount of our %    Senior Notes due 20     (the “notes”). The notes will mature on     , 20     . Interest on the notes will be payable semi-annually on     and     of each year, commencing     , 2025. We may redeem the notes in whole at any time or in part from time to time at the redemption prices described in this prospectus supplement. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds (before expenses) to Valero
Per note		%		%		%
Total	$		$

(1)	Plus accrued interest, if any, from , 2025.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

It is expected that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank, SA/NV, as operator of the Euroclear System, on or about     , 2025.

Joint Book-Running Managers

Citigroup	BofA Securities		J.P. Morgan	Mizuho
MUFG	TD Securities	Truist Securities	Wells Fargo Securities

February    , 2025

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell any security or soliciting any offer to buy any security in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement and the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations, and liquidity may have changed since that date.

As used in this prospectus supplement, the terms “Valero,” “we,” “us,” and “our” may, depending upon the context, refer to Valero Energy Corporation, to one or more of its consolidated subsidiaries, or to all of them taken as a whole.

We expect that delivery of the notes will be made to investors on or about February    , 2025, which will be the     business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the date of delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery hereunder should consult their advisors.

i

SUMMARY

Valero Energy Corporation

We are a Fortune 500 company based in San Antonio, Texas. We were incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company. We changed our name to Valero Energy Corporation in 1997. Our common stock trades on the New York Stock Exchange under the symbol “VLO.”

We are a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and we sell our products primarily in the United States (“U.S.”), Canada, the United Kingdom (“U.K.”), Ireland, and Latin America. We own 15 petroleum refineries located in the U.S., Canada, and the U.K. with a combined throughput capacity of approximately 3.2 million barrels per day. We are a joint venture member in Diamond Green Diesel Holdings LLC (“DGD”), which owns two renewable diesel plants located in the Gulf Coast region of the U.S. with a combined production capacity of approximately 1.2 billion gallons per year. We also own 12 ethanol plants located in the Mid-Continent region of the U.S. with a combined production capacity of approximately 1.7 billion gallons per year. We manage our operations through our refining, renewable diesel, and ethanol segments.

Our principal executive offices are located at One Valero Way, San Antonio, Texas 78249, our telephone number is (210) 345-2000 and our website is www.valero.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus supplement, or the accompanying prospectus.

Recent Developments

Fourth Quarter and Full Year Preliminary Unaudited Financial Results

Presented below are certain preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2024. We have not yet finalized our financial information as of or for the quarter and year ended December 31, 2024 and our actual results may vary from the preliminary results presented here as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of our review of our consolidated financial statements.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Valero’s management. KPMG LLP has not audited, reviewed or performed any procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. Our annual report on Form 10-K for the year ended December 31, 2024 will include our audited financial statements for the full year ended December 31, 2024, as well as management’s report on our internal control over financial reporting and our auditors’ audit reports thereon. You should note that additional information on a number of matters will be included in our annual report on Form 10-K, such as a comprehensive statement of our financial condition and results of operations and footnote disclosures associated with our final year-end financial results, as well as our management’s discussion and analysis of financial condition and results of operations. Our audited financial statements for the year ended December 31, 2024 will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in the notes pursuant to this offering.

The preliminary unaudited financial results are forward-looking statements and may differ materially from actual results. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on these preliminary unaudited results. Please refer to “Special Note Regarding

Forward-Looking Statements.” The preliminary unaudited financial results should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto in our annual report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, each incorporated by reference in this prospectus supplement.

We reported net income attributable to Valero stockholders of $281 million for the fourth quarter of 2024 compared to net income of $1,202 million for the fourth quarter of 2023, and net income attributable to Valero stockholders of $2,770 million for the full year 2024 compared to net income of $8,835 million for the full year 2023. We ended 2024 with $10.5 billion of total debt and finance lease obligations and $4.7 billion of cash and cash equivalents. The debt-to-capitalization ratio, net of cash and cash equivalents, was 17 percent as of December 31, 2024.

The tables below present highlights of our preliminary unaudited condensed consolidated financial results.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Statement of income data (in millions of dollars, unaudited)
Revenues	$30,756	$35,414	$129,881	$144,766

Cost of sales:
Cost of materials and other	27,926	31,267	116,516	123,087
Operating expenses (excluding depreciation and amortization expense reflected below)	1,514	1,594	5,831	6,089
Depreciation and amortization expense	687	679	2,729	2,658

Total cost of sales	30,127	33,540	125,076	131,834
Other operating expenses (a)	4	15	44	33
General and administrative expenses (excluding depreciation and amortization expense reflected below)	266	295	961	998
Depreciation and amortization expense	11	11	45	43

Operating income	348	1,553	3,755	11,858
Other income, net (b)	110	145	499	502
Interest and debt expense, net of capitalized interest	(135)	(149)	(556)	(592)

Income before income tax expense (benefit)	323	1,549	3,698	11,768
Income tax expense (benefit) (c)	(34)	331	692	2,619

Net income	357	1,218	3,006	9,149
Less: Net income attributable to noncontrolling interests	76	16	236	314

Net income attributable to Valero Energy Corporation stockholders	$281	$1,202	$2,770	$8,835

Earnings per common share	$0.89	$3.55	$8.58	$24.93
Weighted-average common shares outstanding (in millions)	315	337	322	353

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Earnings per common share – assuming dilution	$0.88	$3.55	$8.58	$24.92
Weighted-average common shares outstanding – assuming dilution (in millions)	316	338	322	353

(a)

In March 2021, we announced our participation in a then-proposed large-scale carbon capture and sequestration pipeline system with Navigator Energy Services (“Navigator”). In October 2023, Navigator announced that it decided to cancel this project. Under the terms of the agreements associated with the project, we had some rights from and obligations to Navigator, including a portion of the aggregate project costs. As a result, we recognized a charge of $29 million in the year ended December 31, 2024 related to our obligation to Navigator.

(b)

“Other income, net” includes a net gain of $11 million in the year ended December 31, 2023 related to the early retirement of $199 million aggregate principal amount of various series of our senior notes.

(c)

Under current tax law, producers of second-generation biofuels that are registered with the Internal Revenue Service (“IRS”) are eligible for an income tax credit of up to $1.01 per gallon of qualified biofuel that was produced and sold in the U.S. through December 31, 2024. The benefit of the tax credit is recognized as a reduction of the producer’s income tax expense.

In December 2024, the IRS approved our application for registration as a producer of second-generation biofuels with respect to the cellulosic ethanol produced at our ethanol plants. As a result, “income tax expense (benefit)” for the three months and year ended December 31, 2024 includes a current income tax benefit of $79 million for the tax credit attributable to volumes of cellulosic ethanol produced and sold by us in the U.S. from 2020 through 2024.

	December 31,
	2024	2023
Balance sheet data (in millions of dollars, unaudited)
Current assets	$23,737	$26,221
Cash and cash equivalents included in current assets	4,657	5,424
Inventories included in current assets	7,761	7,583
Current liabilities	15,495	16,802
Valero Energy Corporation stockholders’ equity	24,512	26,346
Total equity	27,521	28,524
Debt and finance lease obligations:
Debt –
Current portion of debt (excluding variable interest entities (“VIEs”))	$441	$167
Debt, less current portion of debt (excluding VIEs)	7,586	8,021

Total debt (excluding VIEs)	8,027	8,188

Current portion of debt attributable to VIEs	58	1,030
Debt, less current portion of debt attributable to VIEs	—	—

Total debt attributable to VIEs	58	1,030

Total debt	8,085	9,218

	December 31,
	2024	2023
Finance lease obligations –
Current portion of finance lease obligations (excluding VIEs)	217	183
Finance lease obligations, less current portion (excluding VIEs)	1,492	1,428

Total finance lease obligations (excluding VIEs)	1,709	1,611

Current portion of finance lease obligations attributable to VIEs	27	26
Finance lease obligations, less current portion attributable to VIEs	642	669

Total finance lease obligations attributable to VIEs	669	695

Total finance lease obligations	2,378	2,306

Total debt and finance lease obligations	$10,463	$11,524

The Offering

The offering terms of the notes are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of the Notes” in this prospectus supplement and the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you.

Issuer	Valero Energy Corporation

Securities Offered	$ aggregate principal amount of % Senior Notes due 20

Maturity Date	, 20

Interest Rate	% per annum

Interest Payment Dates	and of each year, commencing , 2025

Optional Redemption	The notes will be redeemable at any time and from time to time prior to the Par Call Date (as defined herein), in whole or in part and at our option, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming such notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus basis points less (b) interest accrued thereon to, but excluding, the date of redemption and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the Par Call Date, we may redeem the notes at any time and from time to time, in whole or in part and at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ million after deducting the underwriting discount and estimated expenses of the offering payable by us. We anticipate using the net proceeds from this offering for general corporate purposes, including the repayment, repurchase, or redemption of the remaining $189 million aggregate principal amount of our 3.650% Senior Notes due 2025 (our “3.650% Notes”) and the remaining $251 million aggregate principal amount of our 2.850% Senior Notes due 2025 (our “2.850% Notes” and, together with the 3.650% Notes, the “Existing Notes”). See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest

Certain of the underwriters may be, or may be a subsidiary or affiliate of, holders of the Existing Notes. As described in “Use of Proceeds” in this prospectus supplement, we anticipate using the net proceeds of the offering of the notes for general corporate purposes, including the repayment, repurchase, or redemption of the Existing Notes. As a result, to the extent that such underwriters (or their respective subsidiaries or affiliates) are holders of Existing Notes, they may receive a portion of the net proceeds from this offering of notes. See “Underwriting” in this prospectus supplement.

Trustee	U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association

RISK FACTORS

Investing in the notes involves risk. Before making an investment in the notes, you should carefully consider the risk factors identified in Part I, Item 1A. “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2023, as those risk factors are amended or supplemented by subsequent reports and documents we file with the SEC after the date of this prospectus supplement that are incorporated by reference herein, together with the other information contained in this prospectus supplement, the accompanying prospectus, and the documents we have incorporated by reference herein. Any of these risk factors could adversely affect our business, financial condition, results of operations, and liquidity, as well as adversely affect the value of an investment in the notes.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $     million after deducting the underwriting discount and estimated expenses of the offering payable by us. We anticipate using the net proceeds from this offering for general corporate purposes, including the repayment, repurchase, or redemption of (i) the remaining $189 million aggregate principal amount of our 3.650% Notes, which mature on March 15, 2025, and (ii) the remaining $251 million aggregate principal amount of our 2.850% Notes, which mature on April 15, 2025.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the debt securities) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The following summary of the notes is qualified in its entirety by reference to the indenture referred to in the accompanying prospectus.

General

The notes will be issued pursuant to an indenture (the “indenture”) dated as of March 10, 2015 between Valero and U.S. Bank Trust Company, National Association (the “trustee”), as successor in interest to U.S. Bank National Association. The notes will constitute a separate series of debt securities under the indenture, initially limited to $     aggregate principal amount, and will mature on    , 20    . We will issue the notes in fully registered book-entry form only, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit our ability to incur additional indebtedness. We may “reopen” the notes and issue an unlimited principal amount of additional notes in the future without the consent of any holder of the notes; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be unsecured, rank equally with all the existing and future unsecured and unsubordinated debt of Valero, be senior to any future subordinated debt and be effectively junior to any secured debt and to all existing and future debt and other liabilities of our subsidiaries.

Interest

The notes will bear interest at the rate per annum shown on the cover page of this prospectus supplement from    , 2025 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on    and    of each year, commencing    , 2025, to the persons in whose names such notes are registered at the close of business on the     or     prior to such interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date of any note falls on a day that is not a business day, then payment of principal, premium, if any, or interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

Optional Redemption

The notes will be redeemable, at any time and from time to time prior to    , 20    (     prior to the maturity date of the notes) (the “Par Call Date”), in whole or in part and at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), assuming, for such purpose, that the notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points less (b) interest accrued to, but excluding, the date of redemption;

plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the redemption date; provided that the principal amount of a note outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

On or after the Par Call Date, we may redeem the notes at any time and from time to time, in whole or in part and at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

We will mail or electronically deliver (or otherwise transmit in accordance with The Depository Trust Company’s (“DTC”) procedures) a notice of redemption at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, selection of the notes for redemption will be made pro rata, or by lot, or by such other method as we may determine appropriate and fair in our sole discretion. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, the redemption of the notes shall also be done in accordance with the policies and procedures of the depositary.

Any notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, we may, in our discretion, delay the redemption date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry System, Form and Delivery

We have obtained the information in this section concerning DTC, Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank, SA/NV, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the U.S. through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

The Depository Trust Company

DTC will act as securities depositary for the notes. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Book-Entry Format; Clearance and Settlement Procedures

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. In addition, we and the trustee have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

Transfers Within and Among Book-Entry Systems

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

The Trustee

The trustee under the indenture is U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association. U.S. Bank Trust Company, National Association serves as trustee for a number of series of our debt securities and debt securities for which we are a parent guarantor of one of our affiliates (including under the indenture and other indentures). Affiliates of U.S. Bank Trust Company, National Association also maintain, and in the future may perform, commercial banking and other relationships with us and our affiliates for which they may receive customary fees.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities or guidance may cause the U.S. federal income tax consequences to vary substantially from those described below. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion or that a court will not sustain such challenge, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

This discussion is limited to initial holders who (1) purchase the notes for cash in this offering at the issue price (i.e., the first price at which a substantial amount of such notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and (2) hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address any U.S. federal tax considerations (such as federal estate and gift tax) other than U.S. federal income tax considerations, nor does it address the tax considerations arising under the laws of any state, local or foreign jurisdiction or any income tax treaty. In addition, this discussion does not address all of the U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, including alternative minimum tax consequences, or to certain categories of investors that may be subject to special rules, such as:

•	brokers or dealers in securities;

•	traders in securities that have elected the mark-to-market method of tax accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or other arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•	governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level, among other things. If you are a partnership considering an investment in the notes, or if you are a partner thereof, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Potential Characterization of the Notes as Contingent Payment Debt Instruments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes as described under “Description of the Notes—Optional Redemption.” These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments,” which could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed herein. We intend to take the position, and the discussion below assumes, that the possibility of paying such additional amounts will not cause the notes to be treated as contingent payment debt instruments. Our position is binding on each holder, unless such holder discloses a contrary position in the manner that is required by the applicable Treasury Regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if such position is sustained, you might be required to accrue ordinary income at a higher rate than the stated interest rate and to treat as ordinary income, rather than capital gain, any gain realized on the taxable disposition of the notes. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary will apply to you if you are a “U.S. holder” of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and that has one or more “United States persons” (as defined in the Code) that have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person.”

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. If the issue price of the notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the Code and the applicable Treasury Regulations), you will be required to include the difference in income as original issue discount as it accrues. It is expected, and the following discussion assumes, that any difference between the issue price of the notes and their stated principal amount, if any, will be less than the de minimis amount and, therefore, that the notes will not be treated as issued with original issue discount for U.S. federal income tax purposes.

Sale, Redemption, Taxable Exchange, Retirement, or Other Taxable Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized on such sale, redemption, exchange, retirement or other taxable disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and your adjusted tax basis in the note. The amount realized by you will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any such gain or loss will generally be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains of individuals, estates and trusts currently are generally eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, the notes held by you (unless you are a recipient exempt from such information reporting (such as a corporation) and certify as to that status as required). Additionally, backup withholding (currently at a rate of 24%) generally will apply to such payments if you fail to provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise fail to establish an exemption from backup withholding, or if you have been notified by the IRS that (1) you failed to report in full payments of interest and dividend income or (2) payments to you are subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability, in each case, provided that you timely furnish the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is generally imposed on the “net investment income” of certain United States citizens, United States residents, estates, and certain trusts and on the undistributed “net investment income” of certain estates and trusts, to the extent that such persons’ modified adjusted gross income for the taxable year exceeds a specified threshold amount. Among other items, “net investment income” generally includes gross income from interest and certain net gain from the disposition of property, such as the notes, less certain deductions. You are urged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a “non-U.S. holder” of the notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and that is not a U.S. holder.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet such certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent, certifying under penalties of perjury that you are not a U.S. person for U.S. federal income tax purposes. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (1) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) properly claiming an applicable exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty or (2) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”). The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically.

Sale, Redemption, Taxable Exchange, Retirement, or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to U.S. federal income tax at a 30% rate (or such lower rate as specified in an applicable income tax treaty) on the gain derived from the sale or other disposition of a note, which gain may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in “—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular income tax rates generally in the same manner as if you were a U.S. holder (with some exceptions). See “—Certain U.S. Federal Income Tax Consequences to U.S. Holders” above. Any such effectively connected interest income and/or gain will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable or successor form). In addition, if you are a corporation, that portion of your earnings and profits attributable to such effectively connected interest income and/or gain may also be subject to an additional U.S. “branch profits tax” at a 30% rate (subject to certain adjustments), unless reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

Backup withholding (currently at a rate of 24%) generally will not apply to payments to you of interest on a note if the requisite certification described above in “—Interest on the Notes” (e.g., a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E) is duly provided or you otherwise establish an exemption; provided that the applicable withholding agent has no actual knowledge or reason to know that you are, in fact, a U.S. person.

Payment of the proceeds from the disposition of a note effected by or through the U.S. office of a U.S. or foreign broker generally will be subject to information reporting requirements and backup withholding unless you properly certify to the broker, under penalties of perjury, as to your foreign status on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are, in fact, a U.S. person. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker that is neither a U.S. person nor a person having certain relationships with the United States. However, if the broker is a U.S. person or has certain relationships with the United States, then, unless such a broker has documentary evidence in its records that you are not a U.S. person, or you otherwise establish an exemption, information reporting requirements will generally apply to a payment of the proceeds of the disposition of a note effected outside the United States by or through such a broker.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability, in each case, provided that you timely furnish the required information or appropriate claim form to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on payments of interest on the notes paid to, a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some instances, where such an entity is acting as an intermediary), unless such entities satisfy certain reporting requirements and other compliance provisions or an exemption applies.

Proposed Treasury Regulations provide that gross proceeds from the sale or other disposition of notes are generally not subject to withholding taxes under FATCA. According to the preamble of these proposed Treasury Regulations, taxpayers may rely on such proposed Treasury Regulations unless and until they are revoked or final Treasury Regulations are issued.

If withholding applies to the notes, we will not be required to gross up for the amounts withheld. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. If you are a non-U.S. holder, or if you are a U.S. holder that holds the notes through a non-U.S. intermediary, you are urged to consult your own tax advisor regarding these withholding and reporting provisions and the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally, and not jointly, agreed to purchase from us, the respective principal amounts of the notes listed opposite its name below.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
BofA Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC

Total	$

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer the notes directly to the public at the price to the public described on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of  % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of  % of the principal amount of the notes. After the initial offering of the notes, the underwriters may from time to time vary the price to public and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Expenses associated with this offering (excluding the underwriting discount), to be paid by us, are estimated to be $    .

We expect that delivery of the notes will be made to investors on or about February    , 2025, which will be the    business day following the date of this prospectus supplement (such settlement being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the date of delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery hereunder should consult their advisors.

Certain of the underwriters may be, or may be a subsidiary or affiliate of, a holder of Existing Notes. As described in “Use of Proceeds” in this prospectus supplement, we anticipate using the net proceeds of the offering of the notes for general corporate purposes, including the repayment, repurchase, or redemption of the Existing Notes. As a result, to the extent that such underwriters (or their respective subsidiaries or affiliates) are holders of Existing Notes, they may receive a portion of the net proceeds from this offering of notes.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates may hedge, and certain other of those underwriters or their affiliates are likely to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notices to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. This prospectus supplement and the accompanying prospectus do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notices to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notices to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O.

No advertisement, invitation or document relating to the notes has been or will be issued, or has been or will be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notices to Prospective Investors in Japan

The notes offered by this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The notes offered by this prospectus supplement and the accompanying prospectus have not been directly or indirectly offered or sold, and will not be directly or indirectly offered or sold in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and

Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea (“Korea”) or to any resident of Korea S-36 except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

Notices to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (as modified or amended from time to time, the “Securities and Futures Act”). Accordingly, the notes have not been and will not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale or invitation for subscription or purchase of the notes have not been and will not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in the Securities and Futures Act) pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person pursuant to Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act, in each case subject to compliance with conditions set forth in the Securities and Futures Act.

Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six (6) months after that corporation or that trust has acquired the notes pursuant to an offer under Section 275 of the Securities and Futures Act except: (i) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the Securities and Futures Act; or (ii) where no consideration is or will be given for the transfer; or (iii) where the transfer is by operation of law; or (iv) pursuant to Section 276(7) of the Securities and Futures Act; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

In connection with Section 309B of the Securities and Futures Act and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all persons (including all relevant persons (as defined in Section 309A(1) of the SFA)), unless otherwise specified before an offer of the notes, that the notes are classified as “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notices to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notices to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Notices to Prospective Investors in the United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Notices to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (a) (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal)

Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. This document relates to an “Exempt Offer” within the meaning of section 61(3)(a) of the FSMR and Rule 4.3.1 of the Market Rules of the Financial Services Regulatory Authority or otherwise in circumstances which do not require the publication of an “Approved Prospectus” (as defined in section 61(2) of the FSMR).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is for distribution only to persons who (a) are outside the Dubai International Financial Centre, (b) are Professional Clients (as such term is defined under Rule 2.3.4 of the Conduct of Business Module of the DFSA), or (c) are persons to whom an invitation or inducement to: (a) enter into an agreement in relation to the provision of a financial services or (b) exercise any rights conferred by a financial product or acquire, dispose of, underwrite or convert a financial product (within the meaning of Article 41A of the Regulatory Law) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “anticipate,” “believe,” “expect,” “plan,” “intend,” “scheduled,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “ambition,” “could,” “would,” “should,” “may,” “strive,” “seek,” “pursue,” “potential,” “opportunity,” “aimed,” “considering,” “continue,” “evaluate,” and similar expressions.

These forward-looking statements include, among other things, statements regarding:

•	our anticipated use of the net proceeds from this offering and any timing with respect thereto;

•	the effect, impact, potential duration or timing, or other implications of global geopolitical and other conflicts and tensions, and government and other responses thereto;

•	future refining segment margins, including gasoline and distillate margins, and differentials;

•	future renewable diesel segment margins;

•	future ethanol segment margins;

•	expectations regarding feedstock costs, including crude oil differentials, product prices for each of our segments, transportation costs, and operating expenses;

•	anticipated levels of crude oil and liquid transportation fuel inventories, storage capacity, and production;

•	expectations with respect to third-party refining, logistics, and low-carbon fuels projects and operations, and the effect and implications thereof on industry and market dynamics;

•

expectations regarding the levels of, and costs and timing with respect to, the production and operations at our existing refineries and plants, projects under evaluation, construction, or development, and former projects;

•

our anticipated level of capital investments, including deferred turnaround and catalyst cost expenditures, our expected allocation between, and/or within, growth capital expenditures and sustaining capital expenditures, capital expenditures for environmental and other purposes, and joint venture investments, the expected costs and timing applicable to such capital investments and any related projects, and the effect of those capital investments on our business, financial condition, results of operations, and liquidity;

•	our anticipated level of cash distributions or contributions, such as our dividend payment rate and contributions to our pension plans and other postretirement benefit plans;

•

our ability to meet future cash and credit requirements, whether from funds generated from our operations or our ability to access financial markets effectively, and expectations regarding our liquidity;

•	our evaluation of, and expectations regarding, any future activity under our share purchase program or transactions involving our debt securities;

•

anticipated trends in the supply of, and demand for, crude oil and other feedstocks, refined petroleum products, renewable diesel, sustainable aviation fuel (“SAF”)[1], ethanol, and corn related co-products in the regions where we operate, as well as globally;

[1]

DGD produces synthetic paraffinic kerosene (“SPK”), a renewable blending component, using the Hydrotreated Esters and Fatty Acids (HEFA) process. SPK is also commonly referred to as “neat SAF.” Current aviation regulations allow SPK to be blended up to 50 percent with conventional jet fuel for use in an aircraft. This blend is commonly referred to as “blended SAF” or “SAF.”

•

expectations regarding environmental, tax, and other regulatory matters, including California Senate Bill No. 2 and related regulation, anticipated amounts and timing of payment with respect to our deferred tax liabilities, unrecognized tax benefits, matters impacting our ability to repatriate cash held by our foreign subsidiaries, and the anticipated or potential effects thereof on our business, financial condition, results of operations, and liquidity;

•	the effect of general economic and other conditions, including inflation and economic activity levels, on refining, renewable diesel, SAF, and ethanol industry fundamentals;

•	expectations regarding our risk management activities, including the anticipated effects of our hedge transactions;

•

expectations regarding our counterparties, including our ability to pass on increased compliance costs and timely collect receivables, and the credit risk within our accounts receivable or accounts payable;

•

expectations regarding adoptions of new, or changes to existing, low-carbon fuel regulations, policies, and standards issued by governments across the world to reduce greenhouse gas (“GHG”) emissions and increase the percentage of low-carbon fuels in the transportation fuel mix, including, but not limited to, the U.S. Environmental Protection Agency’s (“EPA”) Renewable Fuel Standard (“RFS”), the California Low Carbon Fuel Standard, the Canada Clean Fuel Regulations, the U.K. Renewable Transport Fuel Obligation, and similar programs (collectively, the “Renewable and Low-Carbon Fuel Programs”), blending and tax credits, efficiency standards, or other benefits or incentives that impact the demand for low-carbon fuels;

•

expectations regarding our low-carbon fuels strategy, publicly announced GHG emissions reduction/displacement targets and long-term ambition, and our current, former, and any future low-carbon projects; and

•	our preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2024.

We based our forward-looking statements on our current expectations, estimates, and projections about ourselves, current and potential counterparties, our industry, and the global economy and financial markets generally. We caution that these statements are not guarantees of future performance or results and involve known and unknown risks and uncertainties, the ultimate outcomes of which we cannot predict with certainty. In addition, we based many of these forward-looking statements on assumptions about future events, the ultimate outcomes of which we cannot predict with certainty and which may prove to be inaccurate. Accordingly, actual performance or results may differ materially from the future performance or results that we have expressed, suggested, or forecast in the forward-looking statements. Differences between actual performance or results and any future performance or results expressed, suggested, or forecast in these forward-looking statements could result from a variety of factors, including the following:

•	the effects arising out of global geopolitical and other conflicts and tensions, including with respect to changes in trade flows and impacts to crude oil and other markets;

•	demand for, and supplies of, refined petroleum products (such as gasoline, diesel, jet fuel, and petrochemicals), renewable diesel, SAF, ethanol, and corn related co-products;

•	demand for, and supplies of, crude oil and other feedstocks, as well as other critical supplies;

•

the effects of public health threats, pandemics, and epidemics, governmental and societal responses thereto, and the adverse impacts of the foregoing on our business, financial condition, results of operations, and liquidity, and the global economy and financial markets generally;

•

acts of terrorism or other third-party actions affecting either our refineries and plants or third-party facilities that could impair our ability to produce or transport refined petroleum products, renewable diesel, SAF, ethanol, or corn related co-products, to receive feedstocks, or otherwise operate efficiently;

•

the effects of war or hostilities, and political and economic conditions, in countries that produce crude oil or other feedstocks or consume refined petroleum products, renewable diesel, SAF, ethanol, or corn related co-products;

•

the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”), and other petroleum-producing nations that collectively make up OPEC+, to agree on and to maintain crude oil price and production controls;

•	the level of consumer demand, consumption, and overall economic activity, including the effects from seasonal fluctuations and market prices;

•	refinery, renewable diesel plant, or ethanol plant overcapacity or undercapacity;

•	the risk that any transactions or capital decisions may not provide the anticipated benefits or may result in unforeseen detriments;

•

the actions taken by competitors, including both pricing and adjustments to refining capacity or low-carbon fuels production, as well as changes in the geographic markets where they operate, in response to market conditions;

•	the level of competitors’ imports into markets that we supply;

•

accidents, unscheduled shutdowns, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, societal, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party service providers;

•	changes in the cost or availability of transportation or storage capacity for feedstocks and our products;

•

pressure and influence of environmental groups and other stakeholders upon policies and decisions related to the production, transportation, storage, refining, processing, marketing, and sales of crude oil or other feedstocks, refined petroleum products, renewable diesel, SAF, ethanol, or corn related co-products;

•

the price, availability, technology related to, and acceptance of alternative fuels and alternative-fuel vehicles, as well as sentiment and perceptions with respect to low-carbon projects and GHG emissions more generally;

•

the levels of government subsidies for, and executive orders, mandates, or other policies with respect to, alternative fuels, alternative-fuel vehicles, and other low-carbon technologies or initiatives, including those related to carbon capture, carbon sequestration, and low-carbon fuels, or affecting the price of natural gas and/or electricity;

•	the volatility in the market price of compliance credits (primarily renewable identification numbers needed to comply with the RFS) under the Renewable and Low-Carbon Fuel Programs;

•

delay of, cancellation of, or failure to implement planned capital or other strategic projects and realize the various assumptions and benefits projected for such projects or cost overruns in executing such planned projects;

•

severe weather events, such as storms, hurricanes, droughts, floods, wildfires, and other weather events, which can unforeseeably affect the price or availability of electricity, natural gas, crude oil, waste and renewable feedstocks, corn, and other feedstocks, critical supplies, refined petroleum products, renewable diesel, SAF, and ethanol;

•

rulings, judgments, or settlements in litigation or other legal or regulatory matters, such as unexpected environmental remediation or enforcement costs, including those in excess of any reserves or insurance coverage;

•

legislative or regulatory action, including the introduction or enactment of legislation or rulemakings by government authorities, environmental regulations, changes to income tax rates, introduction of a global minimum tax, profits, windfall, margin, or other taxes or penalties, tax changes or restrictions impacting the foreign repatriation of cash, actions implemented under California Senate Bill No. 2 and related regulation, actions implemented under the Renewable and Low-Carbon Fuel Programs, including changes to volume requirements or other obligations or exemptions under the RFS, and actions arising from the EPA’s or other government agencies’ regulations, policies, or initiatives concerning GHGs, including mandates for or bans of specific technology, which may adversely affect our business, financial condition, results of operations, and liquidity;

•

changing economic, regulatory, and political environments and related events in the various countries in which we operate or otherwise do business, including trade restrictions, expropriation or impoundment of assets, failure of foreign governments and state-owned entities to honor their contracts, property disputes, economic instability, restrictions on the transfer of funds, duties and tariffs, transportation delays, import and export controls, labor unrest, security issues involving key personnel, and decisions, investigations, regulations, issuances or revocations of permits and other authorizations, and other actions, policies, and initiatives by federal, state, local, and other jurisdictions applicable to us;

•	changes in the credit ratings assigned to our debt securities and trade credit;

•	the operating, financing, and distribution decisions of our joint ventures or other joint venture members, and other consolidated VIEs, that we do not control;

•	changes in currency exchange rates, including the value of the Canadian dollar, the pound sterling, the euro, the Mexican peso, and the Peruvian sol relative to the U.S. dollar;

•	the adequacy of capital resources and liquidity, including availability, timing, and amounts of cash flow or our ability to borrow or access financial markets;

•

the costs, disruption, and diversion of resources associated with lawsuits, proceedings, demands, or investigations, or campaigns and negative publicity commenced by government authorities, investors, stakeholders, or other interested parties;

•	overall economic conditions, including the stability and liquidity of financial markets, and the effect thereof on consumer demand;

•	the completion of our financial closing procedures for the fourth quarter of 2024 and any adjustments that may result from our review of the consolidated financial statements; and

•

other factors generally described in the “Risk Factors” section included in our most recent annual report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent quarterly reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus supplement that are incorporated by reference herein.

Any one of these factors, or a combination of these factors, could materially affect our future business, financial condition, results of operations, and liquidity, and whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those expressed, suggested, or forecast in any forward-looking statements. Such forward-looking statements speak only as of the date they are made, and we do not intend to update these statements unless we are required by applicable securities laws to do so.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing, as it may be updated or modified by our future filings with the SEC. We undertake no obligation to publicly release any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events unless we are required by applicable securities laws to do so.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the notes offered in this prospectus supplement. Davis Polk & Wardwell LLP, New York, New York will pass upon certain legal matters for the underwriters in connection with this offering.

Mr. Richard J. Walsh, Esq., our Executive Vice President and General Counsel, will pass on other legal matters for us. Mr. Walsh is our employee and, at January 16, 2025, beneficially owned approximately 85,260 shares of our common stock (excluding approximately 18,361 shares indirectly held through the Valero Energy Corporation Thrift Plan). None of such shares were granted in connection with the offering of the notes.

EXPERTS

The consolidated financial statements of Valero Energy Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. The reports and other information we file with the SEC are also available at our website at www.valero.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits, and schedules for more information about us and the securities. The registration statement, exhibits, and schedules are available through the SEC’s Internet site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 and exhibits related to such Items in any current report on Form 8-K), until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2023;

•

the information included in our definitive proxy statement on Schedule 14A filed on March  26, 2024, to the extent incorporated by reference in Part III of our annual report on Form 10-K for the year ended December 31, 2023;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•	our current reports on Form 8-K filed on May 20, 2024, October 30, 2024 and January 30, 2025.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to us or calling us at the following address or telephone number:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: Investor Relations

Telephone: (210) 345-1982

Prospectus

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

(210) 345-2000

Senior Debt Securities

We may offer from time to time our senior debt securities. We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2025.

i

About This Prospectus

This prospectus is part of a registration statement that we have filed with the United States (the “U.S.”) Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We have not authorized any person to provide you with any information or represent anything about us other than what is contained or incorporated by reference in this prospectus, any prospectus supplement and any pricing supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus and that the information we incorporate by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations, and liquidity may have changed since the date indicated on the front cover of such documents. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities offered hereunder, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

As used in this prospectus, the terms “Valero,” “we,” “us,” and “our” may, depending upon the context, refer to Valero Energy Corporation, to one or more of its consolidated subsidiaries, or to all of them taken as a whole.

Valero Energy Corporation

We are a Fortune 500 company based in San Antonio, Texas. We were incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company. We changed our name to Valero Energy Corporation in 1997. Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “VLO.”

We are a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and we sell our products primarily in the U.S., Canada, the United Kingdom (“U.K.”), Ireland, and Latin America. We own 15 petroleum refineries located in the U.S., Canada, and the U.K. with a combined throughput capacity of approximately 3.2 million barrels per day. We are a joint venture member in Diamond Green Diesel Holdings LLC (“DGD”), which owns two renewable diesel plants located in the Gulf Coast region of the U.S. with a combined production capacity of approximately 1.2 billion gallons per year. We also own 12 ethanol plants located in the Mid-Continent region of the U.S. with a combined production capacity of approximately 1.7 billion gallons per year. We manage our operations through our refining, renewable diesel, and ethanol segments.

Our principal executive offices are located at One Valero Way, San Antonio, Texas 78249, our telephone number is (210) 345-2000 and our website is www.valero.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus.

Risk Factors

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent annual report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent quarterly reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition, results of operations, and liquidity. Additional risk factors may be included in a prospectus supplement relating to a particular offering of our debt securities.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “believe,” “expect,” “plan,” “intend,” “scheduled,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “ambition,” “could,” “would,” “should,” “may,” “strive,” “seek,” “pursue,” “potential,” “opportunity,” “aimed,” “considering,” “continue,” “evaluate,” and similar expressions.

These forward-looking statements include, among other things, statements regarding:

•	the effect, impact, potential duration or timing, or other implications of global geopolitical and other conflicts and tensions, and government and other responses thereto;

•	future refining segment margins, including gasoline and distillate margins, and differentials;

•	future renewable diesel segment margins;

•	future ethanol segment margins;

•	expectations regarding feedstock costs, including crude oil differentials, product prices for each of our segments, transportation costs, and operating expenses;

•	anticipated levels of crude oil and liquid transportation fuel inventories, storage capacity, and production;

•	expectations with respect to third-party refining, logistics, and low-carbon fuels projects and operations, and the effect and implications thereof on industry and market dynamics;

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expectations regarding the levels of, and costs and timing with respect to, the production and operations at our existing refineries and plants, projects under evaluation, construction, or development, and former projects;

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our anticipated level of capital investments, including deferred turnaround and catalyst cost expenditures, our expected allocation between, and/or within, growth capital expenditures and sustaining capital expenditures, capital expenditures for environmental and other purposes, and joint venture investments, the expected costs and timing applicable to such capital investments and any related projects, and the effect of those capital investments on our business, financial condition, results of operations, and liquidity;

•	our anticipated level of cash distributions or contributions, such as our dividend payment rate and contributions to our pension plans and other postretirement benefit plans;

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our ability to meet future cash and credit requirements, whether from funds generated from our operations or our ability to access financial markets effectively, and expectations regarding our liquidity;

•	our evaluation of, and expectations regarding, any future activity under our share purchase program or transactions involving our debt securities;

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anticipated trends in the supply of, and demand for, crude oil and other feedstocks, refined petroleum products, renewable diesel, sustainable aviation fuel (“SAF”)[1], ethanol, and corn related co-products in the regions where we operate, as well as globally;

[1]

DGD produces synthetic paraffinic kerosene (“SPK”), a renewable blending component, using the Hydrotreated Esters and Fatty Acids (HEFA) process. SPK is also commonly referred to as “neat SAF.” Current aviation regulations allow SPK to be blended up to 50 percent with conventional jet fuel for use in an aircraft. This blend is commonly referred to as “blended SAF” or “SAF.”

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expectations regarding environmental, tax, and other regulatory matters, including California Senate Bill No. 2 and related regulation, anticipated amounts and timing of payment with respect to our deferred tax liabilities, unrecognized tax benefits, matters impacting our ability to repatriate cash held by our foreign subsidiaries, and the anticipated or potential effects thereof on our business, financial condition, results of operations, and liquidity;

•	the effect of general economic and other conditions, including inflation and economic activity levels, on refining, renewable diesel, SAF, and ethanol industry fundamentals;

•	expectations regarding our risk management activities, including the anticipated effects of our hedge transactions;

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expectations regarding our counterparties, including our ability to pass on increased compliance costs and timely collect receivables, and the credit risk within our accounts receivable or accounts payable;

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expectations regarding adoptions of new, or changes to existing, low-carbon fuel regulations, policies, and standards issued by governments across the world to reduce greenhouse gas (“GHG”) emissions and increase the percentage of low-carbon fuels in the transportation fuel mix, including, but not limited to, the U.S. Environmental Protection Agency’s (“EPA”) Renewable Fuel Standard (“RFS”), the California Low Carbon Fuel Standard, the Canada Clean Fuel Regulations, the U.K. Renewable Transport Fuel Obligation, and similar programs (collectively, the “Renewable and Low-Carbon Fuel Programs”), blending and tax credits, efficiency standards, or other benefits or incentives that impact the demand for low-carbon fuels; and

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expectations regarding our low-carbon fuels strategy, publicly announced GHG emissions reduction/displacement targets and long-term ambition, and our current, former, and any future low-carbon projects.

We based our forward-looking statements on our current expectations, estimates, and projections about ourselves, current and potential counterparties, our industry, and the global economy and financial markets generally. We caution that these statements are not guarantees of future performance or results and involve known and unknown risks and uncertainties, the ultimate outcomes of which we cannot predict with certainty. In addition, we based many of these forward-looking statements on assumptions about future events, the ultimate outcomes of which we cannot predict with certainty and which may prove to be inaccurate. Accordingly, actual performance or results may differ materially from the future performance or results that we have expressed, suggested, or forecast in the forward-looking statements. Differences between actual performance or results and any future performance or results expressed, suggested, or forecast in these forward-looking statements could result from a variety of factors, including the following:

•	the effects arising out of global geopolitical and other conflicts and tensions, including with respect to changes in trade flows and impacts to crude oil and other markets;

•	demand for, and supplies of, refined petroleum products (such as gasoline, diesel, jet fuel, and petrochemicals), renewable diesel, SAF, ethanol, and corn related co-products;

•	demand for, and supplies of, crude oil and other feedstocks, as well as other critical supplies;

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the effects of public health threats, pandemics, and epidemics, governmental and societal responses thereto, and the adverse impacts of the foregoing on our business, financial condition, results of operations, and liquidity, and the global economy and financial markets generally;

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acts of terrorism or other third-party actions affecting either our refineries and plants or third-party facilities that could impair our ability to produce or transport refined petroleum products, renewable diesel, SAF, ethanol, or corn related co-products, to receive feedstocks, or otherwise operate efficiently;

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the effects of war or hostilities, and political and economic conditions, in countries that produce crude oil or other feedstocks or consume refined petroleum products, renewable diesel, SAF, ethanol, or corn related co-products;

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the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”), and other petroleum-producing nations that collectively make up OPEC+, to agree on and to maintain crude oil price and production controls;

•	the level of consumer demand, consumption, and overall economic activity, including the effects from seasonal fluctuations and market prices;

•	refinery, renewable diesel plant, or ethanol plant overcapacity or undercapacity;

•	the risk that any transactions or capital decisions may not provide the anticipated benefits or may result in unforeseen detriments;

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the actions taken by competitors, including both pricing and adjustments to refining capacity or low-carbon fuels production, as well as changes in the geographic markets where they operate, in response to market conditions;

•	the level of competitors’ imports into markets that we supply;

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accidents, unscheduled shutdowns, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, societal, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party service providers;

•	changes in the cost or availability of transportation or storage capacity for feedstocks and our products;

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pressure and influence of environmental groups and other stakeholders upon policies and decisions related to the production, transportation, storage, refining, processing, marketing, and sales of crude oil or other feedstocks, refined petroleum products, renewable diesel, SAF, ethanol, or corn related co-products;

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the price, availability, technology related to, and acceptance of alternative fuels and alternative-fuel vehicles, as well as sentiment and perceptions with respect to low-carbon projects and GHG emissions more generally;

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the levels of government subsidies for, and executive orders, mandates, or other policies with respect to, alternative fuels, alternative-fuel vehicles, and other low-carbon technologies or initiatives, including those related to carbon capture, carbon sequestration, and low-carbon fuels, or affecting the price of natural gas and/or electricity;

•	the volatility in the market price of compliance credits (primarily renewable identification numbers needed to comply with the RFS) under the Renewable and Low-Carbon Fuel Programs;

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delay of, cancellation of, or failure to implement planned capital or other strategic projects and realize the various assumptions and benefits projected for such projects or cost overruns in executing such planned projects;

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severe weather events, such as storms, hurricanes, droughts, floods, wildfires, and other weather events, which can unforeseeably affect the price or availability of electricity, natural gas, crude oil, waste and renewable feedstocks, corn, and other feedstocks, critical supplies, refined petroleum products, renewable diesel, SAF, and ethanol;

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rulings, judgments, or settlements in litigation or other legal or regulatory matters, such as unexpected environmental remediation or enforcement costs, including those in excess of any reserves or insurance coverage;

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legislative or regulatory action, including the introduction or enactment of legislation or rulemakings by government authorities, environmental regulations, changes to income tax rates, introduction of a global minimum tax, profits, windfall, margin, or other taxes or penalties, tax changes or restrictions impacting the foreign repatriation of cash, actions implemented under California Senate Bill No. 2 and related regulation, actions implemented under the Renewable and Low-Carbon Fuel Programs, including changes to volume requirements or other obligations or exemptions under the RFS, and actions arising from the EPA’s or other government agencies’ regulations, policies, or initiatives concerning GHGs, including mandates for or bans of specific technology, which may adversely affect our business, financial condition, results of operations, and liquidity;

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changing economic, regulatory, and political environments and related events in the various countries in which we operate or otherwise do business, including trade restrictions, expropriation or impoundment of assets, failure of foreign governments and state-owned entities to honor their contracts, property disputes, economic instability, restrictions on the transfer of funds, duties and tariffs, transportation delays, import and export controls, labor unrest, security issues involving key personnel, and decisions, investigations, regulations, issuances or revocations of permits and other authorizations, and other actions, policies, and initiatives by federal, state, local, and other jurisdictions applicable to us;

•	changes in the credit ratings assigned to our debt securities and trade credit;

•	the operating, financing, and distribution decisions of our joint ventures or other joint venture members, and other consolidated variable interest entities, that we do not control;

•	changes in currency exchange rates, including the value of the Canadian dollar, the pound sterling, the euro, the Mexican peso, and the Peruvian sol relative to the U.S. dollar;

•	the adequacy of capital resources and liquidity, including availability, timing, and amounts of cash flow or our ability to borrow or access financial markets;

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the costs, disruption, and diversion of resources associated with lawsuits, proceedings, demands, or investigations, or campaigns and negative publicity commenced by government authorities, investors, stakeholders, or other interested parties;

•	overall economic conditions, including the stability and liquidity of financial markets, and the effect thereof on consumer demand; and

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other factors generally described in the “Risk Factors” section included in our most recent annual report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent quarterly reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein.

Any one of these factors, or a combination of these factors, could materially affect our future business, financial condition, results of operations, and liquidity and whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those expressed, suggested, or forecast in any forward-looking statements. Such forward-looking statements speak only as of the date they are made, and we do not intend to update these statements unless we are required by applicable securities laws to do so.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing, as it may be updated or modified by our future filings with the SEC. We undertake no obligation to publicly release any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events unless we are required by applicable securities laws to do so.

Use of Proceeds

We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

Description of Debt Securities

The debt securities covered by this prospectus will be our general senior unsecured obligations. We will issue the debt securities under the Indenture dated as of March 10, 2015 between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, which we refer to herein as the “indenture.” We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete. For a complete description, we encourage you to read the indenture. We have filed the indenture with the SEC, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” “our” or “Valero” are references to Valero Energy Corporation only.

Ranking

The debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The indenture does not limit the amount of debt securities that can be issued under the indenture or the amount of additional indebtedness we or any of our subsidiaries may incur. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The trustee will authenticate and deliver debt securities executed and delivered to it by us as set forth in the indenture.

We are organized as a holding company that owns subsidiary companies. Our subsidiary companies conduct substantially all of our business. The holding company structure results in two principal risks:

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Our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the debt securities.

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In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of the debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Terms

The prospectus supplement relating to any series of debt securities we are offering will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	any interest rate, or the method of determining the interest rate, on the debt securities, the date from which interest will accrue, interest payment dates and record dates;

•	any right to defer interest payments by extending the interest payment periods and the duration of the extension;

•	if other than as set forth in this prospectus, the place or places where payments on the debt securities will be payable;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the debt securities;

•	any provisions for the remarketing of the debt securities;

•	any changes or additions to the events of default or covenants;

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whether we will issue the debt securities in individual certificates to each holder in registered or bearer form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the denominations in which we will issue the debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the terms of any right to convert debt securities into shares of our common stock or other securities or property;

•	whether payments on the debt securities will be payable in foreign currency or currency units (including composite currencies) or another form;

•	any provisions that would determine the amount of principal, premium, if any, or interest, if any, on the debt securities by references to an index or pursuant to a formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any limit on our right to pay dividends on, make distributions with respect to, redeem or purchase any of our capital stock; and

•	any other terms of the debt securities not inconsistent with the indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material U.S. federal income tax consequences applicable to those securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the debt securities. Unless waived or amended, the restrictive covenants summarized below will apply to a series of debt securities issued under the indenture as long as any of those debt securities is outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description terms that we have defined below under “— Glossary.”

Limitations on Liens

We have agreed in the indenture that when any debt securities are outstanding neither we nor any of our Subsidiaries will create or assume any liens upon any of our receivables or other assets or any asset, stock or indebtedness of any of our Subsidiaries unless those debt securities are secured equally and ratably with or prior to the debt secured by the lien. This covenant has exceptions that permit:

•	subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien;

•	subject to certain limitations, any lien existing on any property at the time of its acquisition or any lien created on property acquired or constructed by us not later than 12 months thereafter;

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subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property;

•	subject to certain limitations, any lien existing on property of an entity at the time it is acquired by us through merger, consolidation, purchase of assets or otherwise;

•	any mechanic’s or materialmen’s lien or any lien related to workmen’s compensation or other insurance;

•	any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges;

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the right reserved to, or vested in, any municipality, governmental or public authority, or railroad to terminate or require annual or periodic payments as a condition to any right, power, franchise, grant, license or permit;

•	liens for taxes or charges which are not delinquent or are being contested in good faith;

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liens due to zoning, planning and environmental laws and ordinances and governmental regulations; minor defects or irregularities in or encumbrances on the titles to properties which in the aggregate do not materially impair the use of our property; easements, exceptions or reservations in any of our property granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of our property, or materially detract from the value of the property subject thereto;

•	any judgment lien the execution of which has been stayed or which has been adequately appealed and secured;

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any lien incidental to the conduct of our business which was not incurred in connection with the borrowing of money or the obtaining of advances or credit and which does not materially interfere with the conduct of our business;

•	any intercompany lien;

•	any lien on current assets created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

•	any lien existing on the date of the indenture;

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liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien;

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liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law) after acquisition of the property subject to such lien arising solely in connection with the transfer of tax benefits in accordance with any provisions of law similar to former Section 168(f)(8) of the Internal Revenue Code of 1954;

•	subject to an aggregate limit of $200 million, any lien on cash, cash equivalents or other account holdings securing derivative obligations;

•	subject to certain limitations, any renewal, refunding or extension of maturity of any lien listed in the first through fourth bullets and twelfth through sixteenth bullets above; or

•	subject to an aggregate limit of 10% of our Consolidated Net Tangible Assets, any liens not otherwise permitted by any of the other exceptions set forth in the indenture.

Limitations on Sale/Leaseback Transactions

We have agreed in the indenture that neither we nor our Subsidiaries will enter into any sale/leaseback transactions with regard to any principal property, providing for the leasing back to us or a Subsidiary by a third party for a period of more than three years of any asset which has been or is to be sold or transferred by us or such Subsidiary to such third party or to any other person. This covenant has exceptions that permit transactions of this nature under the following circumstances:

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we would be entitled, pursuant to the “Limitations on Liens” covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the debt securities then outstanding; or

•	within 120 days after the effective date of such sale/leaseback transaction, we apply an amount equal to the value of such transaction, subject to certain limitations:

•	to the voluntary retirement of Funded Debt, or

•	to the purchase of another principal property.

In addition, we are permitted to enter into sale/leaseback transactions (i) with Valero Energy Partners GP LLC, Valero Energy Partners LP and their respective Subsidiaries and (ii) in an aggregate principal amount not exceeding, together with indebtedness secured by liens permitted by the last bullet discussed under the “Limitations on Liens” covenant described above, 10% of our Consolidated Net Tangible Assets.

Glossary

We define the following terms in the indenture. We use them here with the same definitions. Generally accepted accounting principles should be used to determine all items in this section, unless otherwise indicated.

“Consolidated Net Tangible Assets” means the total amount of assets shown on a consolidated balance sheet of us and our Subsidiaries (excluding goodwill and other intangible assets), less all current liabilities (excluding notes payable, short-term debt and current portion of long-term debt and capital lease obligations).

“Funded Debt” means generally any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would be classified as long-term debt or capital lease obligations.

“Principal Property” means any of our or our Subsidiaries’ refineries or refinery-related assets, distribution facilities or other real property that have a net book value exceeding 2.5% of Consolidated Net Tangible Assets, but not including any property which in our opinion is not material to our total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property.

“Subsidiary” means any entity of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock or the outstanding partnership or similar interests and any limited partnership (i) of which we or any one of our Subsidiaries are a general partner and (ii) which is consolidated with us for financial reporting purposes; provided that Valero Energy Partners GP LLC and Valero Energy Partners LP and their respective Subsidiaries, for so long as Valero Energy Partners LP is not wholly owned, directly or indirectly, by us, in each case shall be deemed not to be Subsidiaries.

“wholly owned” means, when used with reference to an entity, an entity of which all of the outstanding capital stock (except for qualifying shares) or partnership or similar interests, as applicable, is owned by us or by one or more of our wholly owned Subsidiaries.

Consolidation, Merger and Sale

We have agreed in the indenture that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	we are the continuing corporation, or

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if we are not the continuing corporation, the successor is organized and existing under the laws of any U.S. jurisdiction and assumes all of our obligations under the indenture and the debt securities, and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default under the indenture with respect to a series of debt securities issued under the indenture:

•	our failure to pay interest on any debt security of that series for 30 days;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to make any sinking fund payment for any debt security of that series when due;

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our failure to perform any of our other covenants or breach of any of our other warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days after written notice is given or received as provided in the indenture;

•	certain bankruptcy, insolvency or reorganization events involving us; and

•	any other event of default we may provide for that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal amount of all the debt securities of that series to be due and payable immediately. After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay;

•	all overdue interest;

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts;

•	any interest on overdue interest, to the extent legally permitted;

•	all amounts due to the trustee under the indenture; and

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all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to this provision for indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

The indenture requires us to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

We may modify or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including to:

•	evidence the assumption of our obligations under the indenture and the debt securities by a successor;

•	add further covenants for the benefit of the holders;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders;

•	establish the form or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

We may modify or amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium payable on, any debt security;

•	reduce the amount of principal of discounted debt securities payable upon acceleration of maturity due to an event of default;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security; or

•	reduce quorum or voting rights.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive past defaults by us under the indenture with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Discharge

We will be discharged from all obligations relating to any series of debt securities, except for certain surviving obligations to register the transfer or exchange of the debt securities and any right by the holders to receive additional amounts under the indenture if:

•	all debt securities of that series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation; or

•

all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the trustee, in trust, sufficient money to pay the entire indebtedness of all the debt securities of that series on the dates the payments are due in accordance with the terms of the debt securities.

To exercise the right of deposit described above, we must pay all other sums payable under the indenture, and deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

Form, Exchange, Registration and Transfer

Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Debt securities will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms in such authorized denominations as may be requested. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any transfer or exchange of the debt securities. We may, however, require payment of any tax or other governmental charge payable for the registration of the transfer or exchange.

We will appoint the trustee as security registrar for the debt securities. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional offices or agencies for transfers and exchanges of any series of debt securities.

We will not be required:

•

to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 business days prior to the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on the day of mailing of the relevant notice; or

•	to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, principal and interest will be payable, and the debt securities will be transferable and exchangeable, at the office or offices of the trustee or any paying agent we designate. At our option, we will pay interest on the debt securities by check mailed to the holder’s registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the persons in whose name the debt securities are registered at the close of business on the record date for each interest payment date.

In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

Book-Entry and Settlement

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

•

any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated debt securities of the same series with the same total principal amount and the same terms;

•	the manner in which we will pay principal of and any premium and interest on a global debt security; and

•	the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Notices

Notices to holders will be given by mail to the addresses of such holders as they appear in the security register.

Governing Law

New York law will govern the indenture and the debt securities.

The Trustee

U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, is the trustee under the indenture.

If an event of default occurs and is continuing, the trustee will be required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to the foregoing, the trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any holders of debt securities under the indenture unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities it may incur in compliance with such request or direction. The trustee may resign at any time or the holders of a majority in principal amount of the debt securities may remove the trustee. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any reason, we will appoint a successor trustee in accordance with the provisions of the indenture.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee may engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign as required under the Trust Indenture Act of 1939.

U.S. Bank Trust Company, National Association serves as trustee for a number of series of our debt securities and debt securities for which we are a parent guarantor of one of our affiliates (including under the indenture and other indentures). Affiliates of U.S. Bank Trust Company, National Association also maintain, and in the future may perform, commercial banking and other relationships with us and our affiliates for which they may receive customary fees.

Plan of Distribution

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

Legal Matters

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Mr. Richard J. Walsh, Esq., our Executive Vice President and General Counsel, may pass on other legal matters for us. Mr. Walsh is our employee and, at January 16, 2025, beneficially owned approximately 85,260 shares of our common stock (excluding approximately 18,361 shares indirectly held through the Valero Energy Corporation Thrift Plan). None of such shares were granted in connection with the offering of the securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

The consolidated financial statements of Valero Energy Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains information we have filed electronically with the SEC, which you can access at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits, and schedules for more information about us and the securities. The registration statement, exhibits, and schedules are available at the SEC’s public reference room or through its Internet site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2023;

•

the information included in our definitive proxy statement on Schedule 14A filed on March  26, 2024, to the extent incorporated by reference in Part III of our annual report on Form 10-K for the year ended December 31, 2023;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•	our current reports on Form 8-K filed on May 20, 2024, October 30, 2024 and January 30, 2025.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to us or calling us at the following address or telephone number:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attention: Investor Relations

Telephone: (210) 345-1982